Exhibit 99.1

Life Storage, Inc. Reports First Quarter 2017 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--May 3, 2017--Life Storage, Inc. (NYSE:LSI) a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2017.

The Company had earnings in the first quarter of 2017 of $20.4 million or $0.44 per fully diluted common share. This compares to earnings of $28.3 million in the first quarter of 2016, or $0.73 per fully diluted common share.

Funds from operations for the quarter were $1.26 per fully diluted common share compared to $1.16 for the same period last year. Absent $2.4 million of acquisition related costs in the first quarter of 2016, adjusted FFO per fully diluted common share was $1.26 and $1.22 for the quarters ended March 31, 2017 and 2016, respectively.

Highlights for the 1st Quarter Included:

  Increased same store revenue by 3.2% and net operating income ("NOI")(1) by 3.2% as compared to the first quarter of 2016.
  Grew same store average occupancy for the quarter by 20 basis points to 90.6% compared to the same period in 2016. The Company ended the quarter at 90.9% occupied, tying its first quarter all-time high record.
  Added 15 stores to its third party management platform including five purchased on behalf of two of its joint ventures.
  As of April 30th, the Company has essentially completed its renaming/rebranding process, with all but seven of its 675 owned and/or managed properties now featuring new “Life Storage” signage, complete with LED lighting and providing much better visibility. Other changeover tasks, such as issuance of new store manager apparel, installation of point of sale signage, and implementation of new lease forms have also been completed. The overall cost of rebranding came in slightly under the previously projected $22 million. The new brand name is being received well by current and prospective customers alike; a recently released video series titled The Things We Keep Because, had over one million views within three weeks on social media.
  Achieved adjusted funds from operations (“FFO”)(2) per fully diluted common share of $1.26.
  Paid a quarterly dividend of $0.95 per share of common stock. Subsequent to the end of the quarter, the Company increased its quarterly dividend from $0.95 to $1.00 per common share.

OPERATIONS:

Total revenues increased 29.5% over last year’s first quarter while operating costs increased 32.4%, resulting in an NOI increase of 28.0%.

Revenues for the 435 stabilized stores wholly owned by the Company since December 31, 2015 increased 3.2% from those of the first quarter of 2016, the result of a 20 basis point increase in average occupancy, a 2.7% increase in rental rates and increases in tenant insurance administrative fees.

Same store operating expenses increased 3.2% for the first quarter of 2017 compared to the prior year period. Property taxes, employee benefit expenses and internet advertising costs contributed most significantly to the expense growth.

Consequently, same store NOI this period increased 3.2% over the first quarter of 2016.

General and administrative expenses increased by approximately $1.0 million over the same period in 2016, the result of costs associated with operating 113 additional stores in 2017 over the same period in 2016, and expenses incurred with the Company’s change of name.

The Company enjoyed same store revenue growth in 24 of the 30 major markets in its same store pool, with only five having an average quarterly occupancy lower than 90%. Markets with the strongest positive impact included all major markets in Florida; Atlanta, GA; and St. Louis, MO.

Houston and Beaumont, TX, while retaining strong occupancy, showed slightly negative growth. The Company remains strongly committed to its presence in all four major Texas markets despite what is felt to be a temporarily over-built point in the cycle.

PROPERTIES:

During the quarter, the Company acquired one property in Chicago, IL. The facility, which is approximately 78,000 sq. ft., was acquired for $10.1 million upon issuance of a certificate of occupancy.

Also during the quarter, two of the Company’s joint ventures acquired a total of five properties. Four of the properties are in California (Los Angeles and Sacramento) and one is in Long Island City, NY. The total cost of the properties was $135.5 million and the Company’s contributions totaled $19.8 million.

While no new purchase agreements were executed during the quarter, the Company remains in contract on a certificate of occupancy store anticipated to close in late 2017. The property is located in Charlotte, NC and the purchase price is $12.4 million. In addition, one of the Company’s joint ventures was under contract to acquire three properties for an aggregate purchase price of $59.2 million, of which the Company is committed to contribute a total of $11.8 million.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at March 31, 2017:
-- Debt to Enterprise Value (at $82.12/share)	30.9%
-- Debt to Book Cost of Storage Facilities	40.1%
-- Debt to Recurring Annualized EBITDA	5.8x
-- Debt Service Coverage	5.0x

At March 31, 2017, the Company had approximately $4.8 million of cash on hand, and $201 million available on its line of credit.

In January, the Company issued approximately 52,304 shares at a price of $80.62 through its Dividend Reinvestment Plan.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share or $4.00 annualized. This represents an increase of $0.05 per share per quarter (5.3%) over the prior quarters’ dividend.

YEAR 2017 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the second quarter and full year 2017:

Same Store
Projected Increases Over 2016
	2Q 2017	FY 2017
Revenue	1.50 – 2.50%	2.00 – 3.00%
Operating Costs (excluding property taxes)	3.50 – 4.50%	2.00 – 3.00%
Property Taxes	5.00 – 6.00%	6.50 – 7.50%
Total Operating Expenses	4.00 – 5.00%	3.50 – 4.50%
Net Operating Income	0.50 – 1.50%	1.50 – 2.50%

Results of operations were essentially as anticipated during the first quarter, but occupancy momentum fell short of expectations, and the Company now expects a significantly greater use of leasing incentives. Accordingly, guidance for full year same store revenue and NOI growth has been reduced.

However, the Company has seen improvement in other facets of its business that it expects will be accretive to FFO growth in 2017, including:

  An increase in fees earned from 3rd party management contracts. The Company has negotiated 15 such contracts during the quarter, and has developed a significant queue of prospects.
  Contributions from newly formed - and to be formed - joint ventures, adding mature properties to the Company’s portfolio in markets in which it currently operates.
  Strong lease-up and NOI improvement at the 12 certificate of occupancy developments it has acquired over the past three years, as well as the 11 yet to be stabilized stores that were a part of the LifeStorage acquisition.
  Plans to complete $30 – $35 million of expansions in 2017 with expected yields in excess of 8% at stabilization.

The Company has assumed no accretive acquisitions in 2017. Should any acquisitions occur, they are expected to be funded via draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

As of March 31, 2017, the Company operated 12 self storage facilities that it acquired between 2014 and 2017 upon issuance of certificate of occupancy or in the early stages of lease-up. Further, it is expected to acquire one more such certificate of occupancy facility in 2017 and is in negotiations to lease a second. Upon acquisition, these properties have insufficient rental revenue to cover operating costs; accordingly, for the first 24 to 36 months of operation, ownership of these facilities is dilutive to earnings and FFO per share. The Company expects that during 2017, it will incur such dilution to the extent of $0.01 to $0.03 per share due to the aforementioned acquisitions.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2017 to be approximately $5.47 to $5.53 per share, and between $1.32 and $1.38 per share for the second quarter of 2017.

Reconciliation of Guidance	2Q 2017	FY 2017

	Range or Value	Range or Value
Earnings per share attributable to common shareholders - diluted	$ 0.53 - $ 0.59	$ 2.80 - $ 2.86
Plus: real estate depreciation and amortization	0.79 - 0.79	2.67 - 2.67
FFO per share	$ 1.32 - $ 1.38	$ 5.47 - $ 5.53

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 4, 2017. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 10314.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates more than 650 self storage facilities in 29 states. For more information, visit http://invest.lifestorage.com/.

Life Storage, Inc.
6467 Main St., Buffalo, NY 14221
(716) 633-1850

Life Storage, Inc.
Balance Sheet Data

	March 31,
	2017	December 31,
(dollars in thousands)	(unaudited)	2016
Assets
Investment in storage facilities:
Land	$787,535	$786,764
Building, equipment and construction in progress	3,479,833	3,456,544
	4,267,368	4,243,308
Less: accumulated depreciation	(553,758)	(535,704)
Investment in storage facilities, net	3,713,610	3,707,604
Cash and cash equivalents	4,819	23,685
Accounts receivable	5,750	5,469
Receivable from joint venture	1,296	1,223
Investment in joint venture	89,046	67,300
Prepaid expenses	10,422	6,649
Intangible asset - in-place customer leases (net of accumulated
amortization of $63,560 in 2016 and $50,782 in 2016)	12,051	24,830
Trade name	16,500	16,500
Other assets	4,139	4,724
Total Assets	$3,857,633	$3,857,984

Liabilities
Line of credit	$299,000	$253,000
Term notes, net	1,387,953	1,387,525
Accounts payable and accrued liabilities	45,787	75,132
Deferred revenue	9,748	9,700
Fair value of interest rate swap agreements	11,585	13,015
Mortgages payable	12,938	13,027
Total Liabilities	1,767,011	1,751,399

Noncontrolling redeemable Operating Partnership Units at redemption value	18,120	18,091

Equity
Common stock	465	464
Additional paid-in capital	2,354,398	2,348,567
Accumulated deficit	(262,508)	(239,062)
Accumulated other comprehensive loss	(19,853)	(21,475)
Total Shareholders' Equity	2,072,502	2,088,494
Total Liabilities and Shareholders' Equity	$3,857,633	$3,857,984

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	January 1, 2017	January 1, 2016
	to	to
(dollars in thousands, except share data)	March 31, 2017	March 31, 2016

Revenues
Rental income	$118,594	$91,541
Other operating income	7,908	6,148
Management fee income	1,818	1,435
Total operating revenues	128,320	99,124

Expenses
Property operations and maintenance	29,796	22,861
Real estate taxes	14,435	10,547
General and administrative	11,436	10,464
Acquisition related costs	-	2,384
Depreciation and amortization	24,864	15,251
Amortization of in-place customer leases	12,778	1,174
Total operating expenses	93,309	62,681

Income from operations	35,011	36,443

Other income (expense)
Interest expense (A)	(15,210)	(9,134)
Interest income	3	6
Equity in income of joint ventures	721	915

Net income	20,525	28,230
Noncontrolling interests in the Operating Partnership	(96)	(130)
Noncontrolling interests in consolidated subsidiaries	-	239
Net income attributable to common shareholders	$20,429	$28,339

Earnings per common share attributable to common shareholders - basic	$0.44	$0.74

Earnings per common share attributable to common shareholders - diluted	$0.44	$0.73

Common shares used in basic
earnings per share calculation	46,304,568	38,410,817

Common shares used in diluted
earnings per share calculation	46,418,891	38,663,138

Dividends declared per common share	$0.95	$0.85

(A) Interest expense for the period ending March 31 consists of the following
Interest expense	$14,690	$8,778
Amortization of debt issuance costs	520	356
Total interest expense	$15,210	$9,134

Life Storage, Inc.
Computation of Funds From Operations (FFO) (2)
(unaudited)
	January 1, 2017	January 1, 2016
	to	to
(dollars in thousands, except share data)	March 31, 2017	March 31, 2016

Net income attributable to common shareholders	$20,429	$28,339
Noncontrolling interests in the Operating Partnership	96	130
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	37,265	16,034
Depreciation and amortization from unconsolidated joint ventures	768	573
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(273)	(206)
Funds from operations available to common shareholders	58,285	44,870
FFO per share - diluted	$1.26	$1.16

Adjustments to FFO
Acquisition costs expensed	-	2,384
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	-	(11)
Adjusted funds from operations available to common shareholders	58,285	47,243
Adjusted FFO per share - diluted	$1.26	$1.22

Common shares - diluted	46,418,891	38,663,138

Life Storage, Inc.
Quarterly Same Store Data (3) * 435 mature stores owned since 12/31/15
(unaudited)

	January 1, 2017	January 1, 2016
	to	to		Percentage
(dollars in thousands)	March 31, 2017	March 31, 2016	Change	Change

Revenues:
Rental income	$88,429	$85,727	$2,702	3.2%
Tenant insurance	3,445	3,228	217	6.7%
Other operating income	1,369	1,428	(59)	-4.1%
Total operating revenues	93,243	90,383	2,860	3.2%

Expenses:
Payroll and benefits	8,017	7,679	338	4.4%
Real estate taxes	10,271	9,738	533	5.5%
Utilities	2,853	2,851	2	0.1%
Repairs and maintenance	3,709	3,653	56	1.5%
Office and other operating expense	3,019	3,031	(12)	-0.4%
Insurance	1,086	1,141	(55)	-4.8%
Advertising & yellow pages	270	309	(39)	-12.6%
Internet marketing	1,913	1,781	132	7.4%
Total operating expenses	31,138	30,183	955	3.2%

Net operating income (1)	$62,105	$60,200	$1,905	3.2%

QTD Same store move ins	39,321	41,380	(2,059)

QTD Same store move outs	37,059	38,286	(1,227)

Other Comparable Quarterly Same Store Data *
(unaudited)
	January 1, 2017	January 1, 2016
	to	to		Percentage
	March 31, 2017	March 31, 2016	Change	Change
Stores owned since 12/31/14 (417 stores)
Revenues	$89,228	$86,623	$2,605	3.0%
Expenses	29,700	28,751	949	3.3%
Net operating income	$59,528	$57,872	$1,656	2.9%

Stores owned since 12/31/13 (389 stores)
Revenues	$81,628	$79,381	$2,247	2.8%
Expenses	26,984	26,209	775	3.0%
Net operating income	$54,644	$53,172	$1,472	2.8%

* See exhibit A for supplemental quarterly same store data.

Other Data - unaudited	Same Store (3)		All Stores (4)
	2017	2016	2017	2016

Weighted average quarterly occupancy	90.6%	90.4%	88.9%	89.9%

Occupancy at March 31	90.9%	90.9%	89.3%	90.0%

Rent per occupied square foot	$13.23	$12.88	$13.48	$12.77
Investment in Storage Facilities: (unaudited)

The following summarizes activity in storage facilities during the period ended March 31, 2017:

Beginning balance	$4,243,308
Property acquisitions	10,089
Improvements and equipment additions:
Expansions	4,757
Roofing, paving, and equipment:
Stabilized stores	11,740
Recently acquired stores	2,848
Additions to consolidated subsidiary	81
Change in construction in progress (Total CIP $15.9 million)	1,391
Dispositions and Impairments	(6,846)
Storage facilities at cost at period end	$4,267,368

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2017	March 31, 2016

Management and administrative salaries and benefits	6,409	6,005
Training	258	269
Call center	688	520
Life Storage Solutions costs	166	182
Income taxes	300	615
Legal, accounting and professional	1,134	889
Name change	726	-
Other administrative expenses (5)	1,755	1,984
	$11,436	$10,464

Net rentable square feet	March 31, 2017
Wholly owned properties	39,576,925
Joint venture properties	5,645,786
Third party managed properties	2,143,139
	47,365,850

	March 31, 2017	March 31, 2016

Common shares outstanding	46,496,065	39,399,691
Operating Partnership Units outstanding	217,481	209,638

(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
Diane Piegza, Vice President
Investor Relations & Community Affairs
716-650-6115